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                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                                       OF

                                 SYNAVANT INC.

                                       AT

                              $2.30 NET PER SHARE

                                       BY

                         JIVAGO ACQUISITION CORPORATION

                          A WHOLLY-OWNED SUBSIDIARY OF

                                   CEGEDIM SA

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
  NEW YORK CITY TIME, ON THURSDAY, MAY 15, 2003, UNLESS THE OFFER IS EXTENDED.

                                                                  April 18, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Jivago Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of CEGEDIM SA, a company organized under the laws of France ("CEGEDIM"), to act as Dealer Manager in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of SYNAVANT Inc., a Delaware corporation ("the Company"), including the associated preferred stock purchase rights (the "Rights", and together with the Common Stock, the "Shares"), at a purchase price of $2.30 per Share net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions described in the Offer to Purchase, dated April 18, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer", copies of which are enclosed herewith). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.  The Offer to Purchase, dated April 18, 2003;

          2. The Letter of Transmittal to be used by stockholders of the Company in accepting the Offer (manually signed facsimile copies of the Letter of Transmittal may be used to tender the Shares);

          3. The Notice of Guaranteed Delivery to be used by stockholders of the Company to accept the Offer if the procedures for tendering Shares set forth in the Offer to Purchase cannot be completed prior to the Expiration Date (as defined in the Offer to Purchase);

          4. A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. A Schedule T-O (together with all exhibits, amendments and supplements thereto) dated April 18, 2003;
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          6.  Newspaper advertisement relating to the Offer dated April 18,
     2003;

          7.  Press release, issued on April 13, 2003, relating to the Offer;

          8. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          9. Return envelope addressed to American Stock Transfer & Trust Company (the "Depositary").

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 15, 2003, UNLESS THE OFFER IS EXTENDED.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 12, 2003, (the "Merger Agreement"), among CEGEDIM, Purchaser and the Company. The Merger Agreement provides, among other things, that, after the purchase of the Shares pursuant to the Offer and the satisfaction or waiver of the other conditions described in the Merger Agreement, and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, Purchaser will be merged with and into the Company (the "Merger"). The board of directors of the Company has unanimously determined that the Merger Agreement, the Offer and the Merger are advisable and in the best interests of the Company and its stockholders and recommends that the Company's stockholders tender their Shares in the Offer.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THE NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A DILUTED BASIS ON THE DATE OF ACCEPTANCE FOR PAYMENT ("ON A DILUTED BASIS" MEANS THE NUMBER OF SHARES OUTSTANDING, TOGETHER WITH THE SHARES WHICH THE COMPANY MAY BE REQUIRED TO ISSUE PURSUANT TO WARRANTS, OPTIONS, RESTRICTED STOCK UNITS OR OBLIGATIONS OUTSTANDING AT THAT DATE TO THE EXTENT THAT THE EXERCISE PRICES OR STRIKE PRICES IN RESPECT OF SUCH WARRANTS, OPTIONS, RESTRICTED STOCK UNITS OR OBLIGATIONS ARE LESS THAN THE OFFER PRICE). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THE OFFER TO PURCHASE. THE OFFER IS NOT CONTINGENT ON ANY FINANCING CONDITION.

     In order to validly tender Shares, a stockholder must tender the associated preferred stock purchase rights that were granted under the Rights Agreement, dated August 29, 2000 between the Company and Equiserve Trust Company, N.A., as amended by Amendment No. 1 thereto, dated April 11, 2003 (the "Rights Agreement").

     Until the Distribution Date (as defined in the Rights Agreement), (see
Section 2 ("Procedures for Tendering Shares")), the Rights will be evidenced by the certificates for Shares registered in the names of the holders thereof, and until a Distribution Date the tender of a Share will constitute a tender of the associated right. Upon a Distribution Date separate certificates widening the Rights (the "Rights Certificates") will be mailed to holders of record of Shares as of the close of business on the Distribution Date (and to each initial record holder of certain Shares originally issued after the Distribution Date), and such separate Rights Certificates alone will thereafter evidence the Rights.

     In all cases (including during any Subsequent Offering Period (as defined in Section 2 ("Procedures for Tendering Shares")), Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of:

          (a) the certificates representing the Shares (the "Share Certificates"), or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company pursuant to the procedures set forth in Section 2 ("Acceptance for Payment and Payment for Shares Procedures for Tendering Shares") of the Offer to Purchase;

          (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 ("the Offer to Purchase")); and

          (c) any other documents required by the Letter of Transmittal.

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     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or the procedures for delivery by book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered, by following the procedures for guaranteed delivery set forth in Section 2 ("Procedures for Tendering Shares") of the Offer to Purchase.

     The Dealer Manager is not making any recommendation to the stockholders as to whether to tender or refrain from tendering their Shares. Stockholders must make their own decision as to whether to tender their Shares. Stockholders should discuss whether to tender their Shares with their brokers or other financial and tax advisers.

     UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT PURSUANT TO THE OFFER.

     Neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person (other than the Depositary, the Information Agent and the Dealer Manager, as disclosed in Section 16 ("Fees and Expenses") of the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients. Purchaser will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager, and requests for additional copies of the enclosed materials may be directed to the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                         Very truly yours,

                                         SG COWEN SECURITIES CORPORATION

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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